Exhibit 99.1

FOR RELEASE IMMEDIATE RELEASE

FRIENDFINDER NETWORKS INC. REPORTS FINANCIAL RESULTS FOR

FOURTH QUARTER AND YEAR END 2012

- Live Interactive Records 12th Consecutive Quarter of Year-Over-Year Growth

- Member to Subscriber Conversions Increase 15% Year-Over-Year

- Company Continues to Work With its Advisors and Lenders to Achieve a Refinancing of its Debt

(Sunnyvale, CA – April 1, 2013) FriendFinder Networks Inc. (NasdaqGM: FFN) (the “Company”), a leading internet and technology company providing services to the rapidly expanding markets of social networking and web-based video sharing, today announced financial results for the fourth quarter and year ended December 31, 2012.

“FriendFinder Networks continues to focus resources to support and grow our flagship brands, which are our most profitable properties, and represent the greatest promise over the long-term.  Our success in becoming more efficient with our marketing spend has resulted in improved operating margins and an increase in conversion of members to subscribers.  For example, our conversion of members to subscribers increased 15% year-over-year,” said Anthony Previte, Chief Executive Officer of FriendFinder Networks. “Additionally, we were able to achieve $21.9 million in Adjusted EBITDA for the quarter and $74.7 million for the full year, in line with our previous guidance.  Going forward, in the near term we anticipate that we will remain at approximately the same run rate we achieved during the second half of the year for Adjusted EBITDA and that additional operational adjustments will allow us to attract higher credit-quality customers, resulting in a more stable, revenue base and increasing levels of EBITDA.”

“We continue to experience pockets of success throughout our operations.  Our Live Interactive segment, which currently represents 29% of total revenues, up from 25% last year, extended its streak of consecutive quarters of year-over-year revenue growth to twelve in the fourth quarter.  We have also experienced additional operational success as a result of our recent consolidation of our General Audience and Mobile segments.  As mobile increasingly represents a larger component of casual dating, we expect to continue to gain traction in this segment.  In fact, over 30% of Adult Dating members and 20% of Live Interactive members registered via mobile devices.”

“Finally, on February 4, 2013, we entered into an extension on the forbearance agreements with approximately 94% of the holders of our 14% Senior Secured Notes due 2013 and 100% of the holders of our Cash Pay Secured Notes due 2013.  We continue to work closely with our advisors, CRT Capital Group, and our lenders in order to refinance our debt and remain confident in our ability to achieve a successful refinancing.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2012 was $74.5 million.  Revenue was negatively impacted by a decrease in affiliate based traffic and lower resulting internet revenue as the Company continues to eliminate lower margin co-brands.

Gross profit for the fourth quarter of 2012 was $51.9 million. Gross profit was negatively impacted by the reduced revenue offset partially by reduced affiliate expense.

Income from operations for the fourth quarter of 2012 was $17.4 million.

Net loss for the fourth quarter of 2012 was ($9.6) million, or ($0.30) per share.

Adjusted EBITDA for the fourth quarter of 2012 was $21.9 million.

Full Year Financial Results:

Revenue for the year ended December 31, 2012 was $314.4 million.

Gross profit for the year ended December 31, 2012 was $205.4 million.

Income from operations for the year ended December 31, 2012 was $55.1 million.

Loss from continuing operations was ($35.8) million and loss from discontinued operations was ($13.6) million.

Net Loss for the year ended December 31, 2012 was ($49.4) million, or ($1.57) per share.

Adjusted EBITDA for the year ended December 31, 2012 was $74.7 million.

Balance Sheet, Cash and Debt

As of December 31, 2012, the Company had unrestricted cash and cash equivalents of $16.8 million, compared to $14.6 million at September 30, 2012.  As of December 31, 2012, the Company had outstanding principal debt of $521.8 million.  Free Cash Flow per Share was $0.21 for the fourth quarter ended December 31, 2012.

Non-GAAP Financial Measures

Management believes that certain non-GAAP financial measures of earnings before deducting net interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA are helpful financial measures as investors, analysts and others frequently use EBITDA and Adjusted EBITDA in the evaluation of other companies in FriendFinder Networks Inc.’s industry. For example, these measures eliminate one-time adjustments made for accounting purposes in connection with the Company’s Various acquisition in order to provide information that is directly comparable to its historical and current financial statements.  For more information regarding the Company’s acquisition of Various, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our History” in the Form 10-K for the year ended December 31, 2012.

These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in FriendFinder Networks Inc.’s industry, as other companies in FriendFinder Networks Inc.’s industry may calculate such financial measures differently, particularly as it relates to nonrecurring, unusual items.  The Company’s non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow per Common Share are not measurements of financial performance under GAAP and should not be considered as alternatives to cash flow from operating activities or as measures of liquidity or as alternatives to net income or as indications of operating performance or any other measure of performance derived in accordance with GAAP.

Management derived EBITDA and Adjusted EBITDA for the three months and full year ended December 31, 2012 and 2011 using the adjustments shown in the attached reconciliation table.  Free Cash Flow per Common Share was derived by subtracting capital expenditures and cash interest from Adjusted EBITDA and dividing the result by the weighted average shares outstanding for the period.

SAFE HARBOR

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC, including its Form 10-K for the year ended December 31, 2012.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above and subject to such risk factors discussed in the Company’s recent SEC filings.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Investor Contact for FriendFinder Networks Inc.

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

212.896.1206 or jgoldberger@kcsa.com / rfink@kcsa.com

Media Contact for FriendFinder Networks Inc.

Lindsay Trivento

Director, Corporate Communications

561.912.7010 or ltrivento@ffn.com

# # #

FRIENDFINDER NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$16,839	$23,364
Restricted cash	10,064	11,177
Accounts receivable, less allowance for doubtful accounts of $1,284 and $1,155, respectively	12,323	8,939
Inventories	763	822
Prepaid expenses	3,436	5,645
Deferred tax asset	1,844	4,405
Total current assets	45,269	54,352
Film costs, net	3,627	4,105
Property and equipment, net	5,120	7,830
Goodwill	328,061	332.292
Domain names	56,614	56,093
Trademarks	5,643	6,613
Other intangible assets, net	330	16,920
Unamortized debt costs, net	6,179	11,754
Other assets	1,310	3,405
	$452,153	$493,364
LIABILITIES
Current liabilities:
Long-term debt in default, which matures on September 30, 2013 and April 30, 2014 and in 2011, current installment of long term debt, net of unamortized discount of $20,851 and $260, respectively	500,920	8,270
Accounts payable	5,040	11,324
Accrued expenses and other liabilities	62,227	68,930
Deferred revenue	34,741	42,299
Total current liabilities	602,928	130,823
Deferred tax liability	25,639	28,310
Long-term debt, net of unamortized discount of $34,170	—	462,515
Total liabilities	628,567	621,648
Commitments and contingencies (Notes Q and R)

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value — authorized 22,500,000 shares; issued and outstanding no shares in 2012 or 2011.
Common stock, $0.001 par value — authorized 125,000,000 shares in 2012 and 2011
Common stock voting — authorized 112,500,000 shares, issued and outstanding 32,572,761 shares in 2012 and 31,219,644 in 2011.	32	31
Series B common stock non-voting – authorized 12,500,000 shares, issued and outstanding no shares in 2012 or 2011.
Capital in excess of par value	134,759	133,734
Accumulated deficit	(311,205)	(261,764)
Accumulated other comprehensive loss	—	(285)
Total stockholders’ deficiency	(176,414)	(128,284)
	$452,153	$493,364

FRIENDFINDER NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	2012	2011	2010
Net revenue
Service	$295,241	$310,512	$324,211
Product	19,138	19,924	21,786
Total	314,379	330,436	345,997
Cost of revenue
Service	94,225	92,996	97,959
Product	14,717	15,067	12,531
Total	108,942	108,063	110,490
Gross profit	205,437	222,373	235,507
Operating expenses:
Product Development	15,070	16,885	12,834
Selling and marketing	31,324	30,444	37,258
General and administrative	85,927	87,347	79,855
Amortization of acquired intangibles and software	13,855	15,759	24,461
Depreciation and other amortization	3,160	3,998	4,704
Impairment of other intangible assets	970	2,600	4,660
Total operating expenses	150,306	157,033	163,772
Income from operations	55,131	65,340	71,735
Interest expense, net of interest income	(89,243)	(85,989)	(88,508)
Other finance expenses	(500)	—	(4,562)
Interest related to VAT liability not charged to customers	(1,660)	(1,808)	(2,293)
Net loss on extinguishment and modification of debt	—	(7,312)	(7,457)
Foreign exchange (loss) gain, including amounts related to VAT liability not charged to customers	(958)	(498)	610
Change in fair value of acquisition related contingent consideration	1,400	(920)	—
Gain on liability related to warrants	—	391	38
Other non-operating expenses, net	(59)	(3,530)	(13,202)
Loss from continuing operations before income tax benefit	(35,889)	(34,326)	(43,639)
Income tax benefit	(71)	(6,472)	(486)
Loss from continuing operations	(35,818)	(27,854)	(43,153)
Loss from discontinued operations	(13,623)	(3,289)	—
Net loss	$(49,441)	$(31,143)	$(43,153)
Net loss per common share – basic and diluted:
Continuing operations	(1.14)	(1.15)	(3.14)
Discontinued operations	(0.43)	(0.13)	—
Net loss	$(1.57)	$(1.28)	$(3.14)
Weighted average shares outstanding — basic and diluted	31,560	24,249	13,735

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(IN THOUSANDS)

Consolidated Data
Quarter Ended December 31,		Year Ended December 31,
2012	2011	2012	2011

	(in thousands)
GAAP net loss	$(9,638)	$(10,205)	$(49,441)	$(31,143)
Add: Interest expense, net	25,040	20,892	89,243	85,989
(Subtract): Income tax benefit	(71)	(930)	—	(6,472)
Add: Amortization of acquired intangible assets and software	2,735	4,293	13,855	15,759
Add: Depreciation and other amortization	799	730	3,160	3,998
EBITDA	$18,865	$14,780	$56,817	$68,131

Add: Impairment of other intangible assets	$970	$2,600	$970	$2,600
Add: Broadstream arbitration provision	—	—	—	7,050
Add: Loss related to VAT liability not charged to customers and foreign exchange gains/(losses)	1,681	(626)	2,618	2,306
Add: Net Loss on extinguishment and modification of debt	—	—	—	7,312
Add: Discontinued operations	—	—	13,623	3,289
Add: Other finance expenses	--	—	500	—
Add: Stock compensation expense	338	1,183	1,141	3,737
Add: Severance costs	93	—	527	388
(Subtract)Add: Change in Acquisition related contingent consideration	--	920	(1,400)	920
Adjusted EBITDA	$21,947	$18,857	$74,725	$95,733

Internet Segment Historical Operating Data

	For the Year Ended December 31,

	2012	2011	2010

Adult Websites
New Members	33,043,853	38,657,203	40,130,064

Beginning Subscribers	827,728	950,705	940,444
New Subscribers	1,568,567	1,595,736	1,804,669
Terminations	1,672,575	1,718,713	1,794,408
Ending Subscribers	723,720	827,728	950,705

Conversion of Members to Subscribers	4.7%	4.1%	4.5%
Churn	18.0%	16.1%	15.8%
ARPU	$21.16	$20.21	$20.36
CPGA	$45.00	$44.02	$47.41
Average Lifetime Net Revenue per Subscriber	$72.77	$81.45	$81.34
Net Revenue (in millions)	$197.0	$215.6	$231.4

Affiliate Commission Expense (in millions)	$54.1	$54.6	$59.1
Ad Buy Expense (in millions)	$16.5	$15.6	$26.5
Subscriber Acquisition Costs (in millions)	$70.6	$70.2	$85.6

General Audience Websites
New Members	3,737,796	6,294,789	9,312,953

Beginning Subscribers	44,519	53,194	57,426
New Subscribers	80,144	98,105	114,688
Terminations	91,526	106,780	118,920
Ending Subscribers	33,137	44,519	53,194

Conversion of Members to Subscribers	2.1%	1.6%	1.2%
Churn	19.6%	18.2%	17.9%
ARPU	$13.20	$19.42	$20.72
CPGA	$36.60	$27.96	$29.27
Average Lifetime Net Revenue per Subscriber	$30.59	$78.67	$86.37
Net Revenue (in millions)	$6.2	$11.4	$13.8

Affiliate Commission Expense (in millions)	$0.9	$1.8	$2.8
Ad Buy Expense (in millions)	$2.0	$1.0	$0.5
Subscriber Acquisition Costs (in millions)	$2.9	$2.7	$3.4

Live Interactive Video Websites
Total Minutes	36,681,368	34,922,953	35,459,839
Average Revenue per Minute	$2.47	$2.34	$2.15
Net Revenue (in millions)	$90.5	$81.6	$76.3